Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Putnam U.S. Government Income Trust:

We consent to the use of our report, dated November 10, 2017, with respect to the financial statements of Putnam Mortgage Securities Fund (formerly, Putnam U.S. Government Income Trust), included herein, and to the references to our firm under the captions Financial Highlights in the prospectus and Independent Registered Public Accounting Firm and Financial Statements and Other Disclosures in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
March 19, 2018